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                                                                    EXHIBIT 10.1

              EXECUTIVE RETIREMENT AND SEVERANCE BENEFITS AGREEMENT

This Executive Retirement and Severance Benefits Agreement (this "Agreement") is entered into on January 17, 2005 (the "Effective Date") between GSI Lumonics Inc., a New Brunswick, Canada Corporation with a registered office at c/o C. Paul W. Smith, 44 Chipman Hill, 10th, P.O. Box 7289, Station "A", Saint John, New Brunswick E2L 4S6, Canada (the "Company") and ________________________ with a residential address of _______________________________ ("Executive").

WHEREAS, Executive is employed by the Company as __________________________, a position that the Company has designated as a key managerial position; and

WHEREAS, the Company and Executive have agreed on certain benefits to be provided to the Executive upon his/her retirement or severance under the conditions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1. Effective Date and Term: This Agreement shall become effective as of the date set forth in the opening paragraph. Subject to the provisions of Sections 3 and 5 below, this Agreement shall continue in effect for a period of five (5) years from the Effective Date and may only be extended or renewed by a written amendment, signed by the parties hereto. Subject to the provisions of Sections 3 and 5 below, the term of this Agreement will be automatically extended for an additional term of three (3) years unless, no later than one (1) year prior to the end of the initial five
      (5) year term, the Company delivers written notice of termination to the Executive.

2. Definitions: For purposes of this Agreement, capitalized terms shall be defined as follows:

      "Base Salary" shall mean the Executive's annual salary, exclusive of benefits, stock options, bonuses, commissions, and incentive payments, in effect on the Date of Termination or the Date of Retirement.

      "Cause" shall mean: (i) any material breach by the Executive of any agreement between the Executive and the Company or the Company's subsidiaries, affiliates or divisions, including without limitation any employment, non-competition, non-disclosure, non-solicitation, confidentiality, trade secret or other such agreements; (ii) any voluntary termination of employment by the Executive (other than termination of employment for Good Reason); (iii) the Executive's willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or the Company's subsidiaries, affiliates or divisions (for purposes of this definition, no act or failure to act by the Executive shall be considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company);
      (iv) the failure by the Executive to substantially perform the Executive's

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      material duties; (iv) the use by the Executive of drugs or of alcohol in a manner which materially affects his/her ability to perform his/her employment duties; (v) the conviction of the Executive by a court of competent jurisdiction of any criminal offense involving dishonesty or breach of trust or any felony; or (vi) any material misconduct or material violation of the Company's policies by the Executive.

      "Change in Control" shall mean (i) any Person becomes a beneficial owner of thirty percent (30%) or more of the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; (ii) the Company's stockholders approve a complete liquidation or dissolution of the Company, a merger or consolidation, or the sale or other disposition of all or substantially all of the Company's assets or stock; or (iii) there is consummated a merger or consolidation of the Company with another corporation. Notwithstanding the foregoing, a Change of Control shall not include (x) a consummated merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a beneficial owner of thirty percent (30%) or more of the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or (y) a consummated merger or consolidation of the Company resulting in the voting securities of the Company immediately prior to such merger or consolidation continuing to represent (by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or (z) a shareholder approved sale or disposition of all or substantially all of the Company's assets or stock to an entity in which at least 60% of the combined voting power of the voting securities owned by shareholders are in substantially the same ownership proportions immediately before and after such sale or disposition.

      "Company" shall mean "GSI Lumonics Inc. and, except in determining whether or not a Change of Control of the Company has occurred, shall include its successor and assigns, and any corporation or other entity which is the surviving or continuing entity following a merger, consolidation, or sale of all or substantially all of the Company's assets or stock.

      "Date of Retirement" shall mean the date the Executive designates as the date the Executive intends to retire as a full-time employee of the Company or any of its subsidiaries or affiliates.

      "Date of Termination" shall mean the date the Company designates as the last day of Executive's employment with the Company.

      "Disability" shall mean incapacity of the Executive due to physical or mental illness such that the Executive shall have been absent from the full time performance of his/her duties with the Company for a period of six (6) consecutive months or two-hundred and forty (240) days in any period of 365 days but such term shall not include death.

      "Good Reason" shall mean means the occurrence, without the Executive's written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall

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      not be deemed to constitute Good Reason if, prior to the Date of
      Termination, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom:

            (i) a substantial adverse change in the nature or scope of the Executive's responsibilities, authorities, powers, functions or duties except as indicated in Section 3;

            (ii) a reduction in the Executive's annual Base Salary or benefits, except for across-the-board reductions similarly affecting all or substantially all key managerial employees or as indicated in Section 3;

            (iii) the relocation of the office at which the Executive is principally employed to a location more than fifty (50) miles from such office; or

            (iv) the Company's failure to offer the Executive participation in any benefit plan(s) or include the Executive in any incentive plan(s) made available to all or substantially all other key managerial employees; provided however, that the Executive's failure to meet the participation requirements in such incentive plan or other benefit plan or the Executive's failure to meet the requirements for receipt of such incentive plan payment or benefit under any such other plan will not constitute "Good Reason" within the meaning of this Agreement.

            (v) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6 of this Agreement.

      "Notice of Retirement" shall mean a written letter from the Executive to the Company notifying the Company of the Executive's intention to retire as a full-time employee of the Company or any of its subsidiaries or affiliates.

      "Notice of Termination" shall mean a written letter from one party to the other party indicating in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment and the specific provision in this Agreement relied upon.

      "Person" shall mean an individual, corporation, partnership, trust or other entity, other than (i) the Company, or its subsidiaries, affiliates or divisions, (ii) a trustee or fiduciary holding securities under an employee benefit plan of the Company or its subsidiaries or affiliates;
      (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; and (iv) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

      "Service" shall mean continued employment on a full-time or par-time basis by the Company, any subsidiary or Affiliate of the Company, or any predecessor of the Company including any company acquired by the Company , whether such acquisition took the form of a purchase of stock or assets or a statutory merger or consolidation.

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3.    Retirement Benefits. On or after the date the Executive has both (i)
      reached the age of sixty (60) years and (ii) has a minimum of fifteen (15) years' Service, the Executive may elect to retire as a full-time employee of the Company or any of its subsidiaries or affiliates by delivering a Retirement Notice to the Chief Executive Officer Such notice must be provided not less than one (1) year prior to the Date of Retirement. The Company shall provide the following benefits to the Executive upon his/her retirement in accordance with this Section 3:

      (a) Part-Time Employment: If the Executive so elects in his/her Retirement Notice, the Company will retain the Executive as a part-time employee following the Date of Retirement. The Executive shall set forth in his/her Retirement Notice the length of the Executive's part-time commitment, which shall not exceed a period of three (3) years following the Date of Retirement, and the extent of such commitment, shall not be more than 50% of full-time (the "Percentage Commitment"). While serving as a part-time employee, the Company will pay the Executive a salary equal to his/her Base Salary multiplied by his/her Percentage Commitment. As a part-time employee, the Executive shall make himself/herself available to perform such duties or undertake such projects as the Chief Executive Officer may request from time to time, provided that the duties or projects requested of the Executive shall be consistent with the duties previously performed by the Executive prior to his/her retirement.

      (b) Bonus: At such time as the Company would customarily pay bonuses, the Company shall pay the Executive an amount equal to the bonus Executive earned pursuant to the terms of the applicable bonus plan in effect on the Date of Retirement, prorated based on the number of days the Executive actually worked on a full-time basis in the calendar year in which the Date of Retirement occurs and the bonus was earned. No additional bonus payment, other than that which was earned prior to the Date of Retirement, shall be paid to the Executive.

      (c) Benefits: During the period the Executive serves as a part-time employee of the Company, the Company shall continue to provide health and dental insurance group benefits to the Executive and the Executive's family comparable to those provided to the Executive and other key managerial employees as of the Date of Retirement;

      The Executive's COBRA period shall commence on the first day following the expiration of the Executive's health and dental insurance benefit continuation period. The Executive may elect to continue his/her medical and dental insurance under the Company's medical and dental group plans at his/her own expense for the remainder of the COBRA period.

      Except as otherwise provided in this Agreement, all other benefits, including but not limited to short and long term disability insurance and life insurance, shall cease as of the Date of Retirement.

      To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Date of Retirement under any plan, program, policy, practice, contract or agreement of the Company or any of its subsidiaries or affiliates.

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      (d) Stock Options: All stock options held by the Executive shall continue to vest during the period the Executive continues as a part-time employee of the Company in accordance with be the terms of the Executive's applicable Stock Option Plan and Stock Option Agreement(s) (including any successor plan and agreement) under which the stock options were granted to the Executive.

      (e) Conditions: The Company's obligation to provide and the Executive's right to receive any of the retirement benefits described in this Section 3 are conditioned on the Executive's continued compliance with any post-retirement obligations he/she may have to the Company arising from this Agreement or any other agreement the Executive has with the Company or any of its subsidiaries or affiliates, including but not limited to any non-competition, non-disclosure, non-solicitation, confidentiality, trade secret protection or other such obligations.

      (f) Taxes and Withholdings: All payments made by the Company to the Executive under this Agreement shall be net of any taxes (whether local, state, federal, provincial or otherwise) or other required or voluntary withholdings or deductions.

      (g) Exclusion of Termination Benefits: If the Executive elects to receive any portion of the retirement benefits set forth in this Section 3, he/she shall no longer be eligible for the termination benefits set forth in
      Section 4 of this Agreement.

4. Termination Benefits: The Company shall provide the following Termination Benefits to the Executive if his/her employment with the Company is terminated (i) by the Company for any reason other than for Death, Disability, or Cause, regardless of whether prior to, following or relating to a Change of Control; or (ii) by the Executive for Good Reason.

      (a) Base Salary: The Company shall continue to pay the Executive his/her Base Salary as of the Date of Termination for a period of eighteen (18) months. The Executive may elect, by written notice to the Company delivered no later than thirty (30) days following the Date of Termination, to receive in a single lump sum payment an amount equal to one and one-half (1-1/2) times his/her Base Salary. Such amount will be paid to the Executive no later than thirty (30) days following receipt by the Company of the written notice from the Executive to elect the lump sum payment.

      Under no circumstances shall the Employee receive more than a total of eighteen (18) months of Base Salary under this Agreement.

      (b) Bonus: At such time as the Company would customarily pay bonuses, the Company shall pay the Executive an amount equal to the bonus Executive earned pursuant to the terms of the applicable bonus plan in effect on the Date of Termination, prorated based on the number of days the Executive actually worked in the calendar year in which the Date of Termination occurs and the bonus was earned. No additional bonus payment, other than that which was earned prior to the Date of Termination, shall be paid to the Executive.

      (c) Benefits: For a period of two (2) years after the Date of Termination, the Company shall continue to provide health and dental insurance group benefits to the Executive and

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      the Executive's family comparable to those provided to the Executive and other key managerial employees as of the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer (subject to the limitations of Section 5 of this Agreement) and is eligible to receive health and dental insurance benefits from such employer, then the Company shall no longer be required to provide health and dental insurance benefits to the Executive and his/her family. If necessary to permit the Executive to remain qualified under the applicable health and dental insurance plan, the Company will retain the Executive as a consultant during the coverage period.

      The Executive's COBRA period shall commence on the first day following the expiration of the Executive's health and dental insurance benefit continuation period. The Executive may elect to continue his/her medical and dental insurance under the Company's medical and dental group plans at his/her own expense for the remainder of the COBRA period.

      Except as otherwise provided in this Agreement, all other benefits, including but not limited to short and long term disability insurance and life insurance, shall cease as of the Date of Termination.

      To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company or any of its subsidiaries or affiliates.

      (d) Stock Options: All stock options held by the Executive shall be governed exclusively by the terms of the applicable Stock Option Plan and Stock Option Agreement(s) (including any successor plan and agreement) under which the stock options were granted to the Executive.

      (e) Conditions: The Company's obligation to provide and the Executive's right to receive any of the Termination Benefits described in this Section 3 are conditioned on the (i) Executive signing a release of any claims he/she may have against the Company in connection with his/her employment by and termination from employment with the Company in a form mutually agreed upon that is customary for such transactions; and (ii) Executive's continued compliance with any post-termination obligations he/she may have to the Company under this Agreement or arising from any other agreement the Executive has with the Company or any of its subsidiaries or affiliates, including but not limited to any non-competition, non-disclosure, non-solicitation, confidentiality, trade secret protection or other such obligations.

      (f) Taxes and Withholdings: All payments made by the Company to the Executive under this Agreement shall be net of any taxes (whether local, state, federal, provincial or otherwise) or other required or voluntary withholdings or deductions.

      Except as described above, the Executive shall not be eligible for or receive any Termination Benefits described above upon the Executive's resignation of or retirement from employment with the Company.

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5.    Non-Competition and Non-Solicitation. During the period (i) the Executive serves as a part-time employee of the Company pursuant to Section 3(a) of this Agreement, or (ii) the Executive is eligible to receive benefits from the Company pursuant to Section 4(c) of this Agreement, and for a period of one year after the end of either such period, the Executive will not, without the Company's prior express written consent, (a) engage in, have an interest in, be employed by, serve as a director, consultant or adviser to or be in any way, directly or indirectly connected with (other than by virtue of ownership of less than 2% of the outstanding capital stock of any class of a publicly-traded company) any business that is in competition with the Company or any of its subsidiaries or affiliates, (b) engage in any research, development or other activity relating to any products or services similar to those under research, or being developed, produced, provided, or marketed by the Company or any of its subsidiaries or affiliates, or (c) hire, solicit, interfere with or endeavor to hire or entice away any employee of the Company or any of its subsidiaries or affiliates.

6. Notices: All notices provided for in this Agreement as well as all correspondence pertaining to this Agreement shall be considered as properly given when (a) mailed by U.S. registered mail, return receipt requested, postage prepaid; (b) sent via facsimile with a confirmed facsimile transmission receipt; (c) hand delivered to the Executive or to the Chief Executive Officer; or (c) sent via overnight delivery with a confirmed receipt of delivery; in each instance addressed, if to the Executive or the Company, as the case may be at the address noted below or to such other address as either party may furnish to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt.

      If to the Company:

             GSI Lumonics Inc.
             C/o GSI Lumonics Corporation
             39 Manning Road
             Billerica, MA  01821 USA
             Attention:  Corporate Counsel

      If to the Executive:

             ______________________________

             ______________________________

             ______________________________

7. At-Will Employment: Nothing in this Agreement shall be construed as an express or implied contract of employment between the Executive and the Company (or its subsidiaries, affiliates or divisions) or as a commitment on the part of the Company to retain Executive in any capacity for any period of time. Executive acknowledges and agrees that his/her employment with the Company is on an at-will basis and may be terminated at any time, with or without Cause or for any reason, at the option of either the Company or Executive, with notice, subject to the Company's obligation to provide the Termination Benefits as provided for herein.

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8.    Successors and Assigns/No Third Party Beneficiaries: This Agreement shall inure to the benefit of and be binding upon the successor and assigns of each of the parties; provided however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing
      (i) the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries, affiliates or divisions, but in such event such assignee shall expressly assume all obligations of the Company hereunder, and (ii) the Company may assign its rights and obligations hereunder to any Person who succeeds to all or substantially all of the Company's business, assets or stock, whether by merger, consolidation, or purchase of all or substantially all of the Company's assets, stock, or business. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representative, executor, administrator or heir of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except that (and notwithstanding anything in this Agreement to the contrary) if the Executive's employment is terminated with the Company as a result of Death, then the Executive's heirs shall be entitled to the benefits specified in Section 4 in addition to any applicable life insurance payments made to such heirs as beneficiaries under such life insurance policy, provided such heirs sign a release of any assigned claims described under Section 4(e)(i) of this Agreement.

9. Waiver and Amendments: Any waiver, alteration, amendment or modification to any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. Any such waiver, alteration, amendment or modification of this Agreement by the Company shall require the prior approval of the Compensation Committee of the Board of Directors of the Company. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver is in writing and specifically states that it is to be construed as a continuing waiver.

10. Severability and Governing Law: Executive acknowledges and agrees that the covenants set forth herein are reasonable and valid. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision. The validity, interpretation, construction and performance of this Agreement shall be governed by and the laws of the Commonwealth of Massachusetts without regard to its conflict of law principles.

11. Dispute Resolution. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement upon which the Board of Directors relied. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts utilizing the Expedited Procedures under the Commercial Arbitration Rules of

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      the American Arbitration Association then in effect. The decision by the arbitrator shall be binding and conclusive upon the Company and the Executive and their respective successors, assigns and trustees, and they shall comply with such decision in good faith, and the Company and the Executive each hereby submits itself to the jurisdiction of the federal or state courts of the Commonwealth of Massachusetts, but only for the entry of judgment or for the enforcement of the decision of the arbitrator hereunder.

12. Section Heading: The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

13. Entire Agreement: Except as otherwise provided in this Agreement, this Agreement constitutes the entire understanding and agreement of the parties regarding the subject matter of this Agreement and supercedes all prior negotiations, discussions, correspondence, communications, understandings, representations and agreements between the parties, oral or otherwise, express or implied, relating to the subject matter of this Agreement.

14. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by a duly authorized officer, and by the Executive.

GSI LUMONICS INC.                                   EXECUTIVE:

____________________________                        ___________________________
Name:                                               Name:
Title: